                                                                    EXHIBIT 11
                           PHARMACIA & UPJOHN, INC.

              COMPUTATION OF EARNINGS PER COMMON SHARE - PRIMARY
               (U.S. dollars in millions, except per-share data)

                                                         Three Months Ended
                                                              March 31,
                                                        ---------------------
                                                         1997           1996
                                                        -----          -----
Net earnings                                           $194.1         $ 49.9
Dividends on preferred stock, net of tax                  3.1            3.2
                                                       ------         ------
Net earnings on common shares - primary                $191.0         $ 46.7
                                                       ======         ======

Average number of common shares outstanding             508.4          508.0
Number of common shares issuable assuming
  exercise of stock options                               2.9            4.3
Contingently issuable incentive common shares              .7             .5
                                                       ------         ------
Total shares - primary                                  512.0          512.8
                                                       ======         ======

Primary earnings per common share                        $.37           $.09
                                                       ======         ======


          COMPUTATION OF EARNINGS PER COMMON SHARE - FULLY DILUTED(1)

Net earnings                                           $194.1         $ 49.9
Less ESOP contribution assumed to be required if
  preferred shares are converted into common shares       1.1            1.1
Less tax benefit of preferred stock dividend on
  allocated shares                                         .3             .3
Plus tax benefit assumed on common stock dividend          .2             .2
                                                       ------         ------
Net earnings on common shares - fully diluted          $192.9         $ 48.7
                                                       ======         ======

Average number of common shares outstanding             508.4          508.0
Number of common shares issuable assuming
  exercise of stock options                               2.9            4.3
Contingently issuable incentive common shares              .7             .5
Number of common shares issuable assuming
  conversion of preferred shares                         10.3           10.5
                                                       ------         ------
Total shares - fully diluted                            522.3          523.3
                                                       ======         ======

Fully diluted earnings per common share                  $.37           $.09
                                                       ======         ======
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(1) This calculation is submitted in accordance with the regulations of the
Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.